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                                                                   Exhibit 10.15

                                                     March 12, 2002

Mr. Jeffrey I. Landau
4624 Hillard Avenue
La Canada, CA 91011

Dear Jeff:

     I am pleased to offer you the position of Vice President of Administration at BioMarin Pharmaceutical Inc., reporting directly to me. You will be responsible for Information Systems, Human Resources, Real Estate, Facilities and other duties as required.

     Your starting base salary will be $225,000 per year, payable bi-weekly.

     You will accrue vacation at the rate of four weeks per year and be eligible to be covered by the Company's medical, dental, and group life insurance plans.

     In addition, the Company will grant you stock options to purchase 125,000 shares of the common stock of BioMarin Pharmaceutical Inc. The exercise price will be equal to the NASDAQ closing price on your first day of employment. These options will vest as follows: 6/48ths upon the completion of six months of employment and 1/48 per month thereafter. The options will expire ten years after the date of grant. You will receive a detailed Stock Option Agreement in the coming month.

     Your employment is "at-will." As such, it is terminable by either party with or without cause. This letter is not to be construed as creating a contract of employment for any fixed period of time.

Severance Pay

     1. Voluntary resignation - In the event that you resign or leave the Company for any other voluntary reason, or in the event that the Company terminates your employment for cause, you will not be eligible to receive severance pay under the Company's policy.

     2. Change of control - In the event that the Company terminates your employment for reasons other than cause within one year after a change of control, you will be eligible to receive 6 months of base salary and immediate vesting of 50% of the then-unvested portion of your stock options. All definitions and detailed provisions shall be governed by the Company's Change of Control Plan document.

     3.   Termination not related to a Change of Control -

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          a.   Basic severance without a release: In the event that the Company terminates your employment for reasons other than cause, not change of control-related, you will be eligible to receive severance pay, in accordance with the Company's policy, in the form of base salary (not employee benefits) continuation for the greater of 2 weeks, or 0.5 weeks per full year of service.

          b. Enhanced severance with a release: The Company will, at the time of such termination, offer you an enhanced severance pay package equal to 6 months of base salary continuation, as well as continue your participation in the Company's medical insurance plan for the lesser of 6 months, or upon your participation in another employer's plan, in lieu of the basic Company policy on severance pay, in consideration for your agreement, at the time of such termination, to release the Company from all claims. A copy of the release agreement that the Company uses is attached only as a sample.

Housing

     1. For up to a maximum of the first three (3) months of employment, the Company will reimburse you for housing (i.e., rent) up to a maximum of $2,000 per month, plus airfare to and from Los Angeles up to a maximum of the Southwest Airlines rate, plus airport parking.

     2. Beyond the first three (3) months, the Company will grant you annual loans of $24,000 at the approved Company interest rate, if you choose to rent. If you choose to purchase a home in the vicinity of Marin County, the Company will reimburse you for closing costs you incur on the home purchase, and grant you a single loan of up to 20% of the purchase price, to a maximum of $100,000, at the approved Company interest rate. In either event, repayment of principal and accrued interest is to be made by the employee from the profit on BioMarin stock options upon the exercise of such options. There is no provision for forgiveness, except, in the event of a change of control or an involuntary termination of your employment for reasons other than cause, in which cases principal and interest will be forgiven, after the unused portion of any annual loan for rent is repaid.

     3. If you leave the Company for any reason, except as a result of a change of control or an involuntary termination of your employment for reasons other than cause, repayment of principal and accrued interest is to be made within 60 days under the rent option, or within 120 days under the home purchase option.

     It is an essential condition of this offer that you acknowledge that you have received, understood and agree to the terms of the BioMarin Proprietary Information and Inventions Agreement, a copy of which is appended hereto, and which you agree to sign and execute upon acceptance of this offer.

     This offer of employment is contingent on your providing BioMarin with the legally required proof of your identity and authorization to work in the United States.

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     If you accept this offer, you can plan on starting no later than April 1,
2002.

     We are eagerly looking forward to working with you. As you know, this is an exciting time at BioMarin, and I believe you will find this a challenging and rewarding experience.

     Please confirm your acceptance of this offer by signing below and returning to me by March 14, 2002, otherwise this offer will expire on that date.

                                            Sincerely,

                                            /s/ Fredric D. Price
                                            --------------------

                                            Fredric D. Price
                                            Chairman & Chief Executive Officer

Attachments:

     Sample Release Agreement

     BioMarin Proprietary Information and Inventions Agreement




I accept this offer and the conditions stated herein:

/s/ Jeffrey I. Landau
---------------------

Signature

Print Name:  Jeffrey I. Landau
             -----------------

Date: March 13, 2002
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              AMENDMENT TO OFFER OF EMPLOYMENT DATED MARCH 12, 2002
              -----------------------------------------------------

This Amendment to the above-mentioned document is entered into as of May 31, 2002 by and between Jeffrey I. Landau and BioMarin Pharmaceutical Inc.

The document is amended as follows:

     1.   The first sentence of Paragraph #2 under "Housing" is amended to read:
          "Beyond the first three (3) months, the Company will grant you annual loans of $36,000 at the approved Company interest rate, if you choose to rent."

     2. The following is added to the Offer of Employment: "For purposes of this document, 'cause' is defined as (i) any act of personal dishonesty taken in connection with a person's responsibilities as an employee, (ii) a conviction of or plea of nolo contendre to a felony, or (iii) a willful act that constitutes gross misconduct as an employee."


ACCEPTED:

/s/ Fredric D. Price                                 June 3, 2002
---------------------                                ------------
Fredric D. Price                                     Date
Chairman & Chief Executive Officer
BioMarin Pharmaceutical Inc.



/s/ Jeffrey I. Landau                                June 1, 2002
-------------------------------------                ------------
Jeffrey I. Landau                                    Date